Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CLARUS THERAPEUTICS HOLDINGS, INC.

Clarus Therapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that:

FIRST: The name of the Corporation is “Clarus Therapeutics Holdings, Inc.”

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 22, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of State of the State of Delaware on December 16, 2020. The Second Amended and Restated Certficate of Incorporation (the “Second Amended and Restated Certificate”), which both restated and amended the provisions of the First Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on September 9, 2021.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions further amending the Second Amended and Restated Certificate as follows:

The first sentence of introductory text of ARTICLE IV of the Second Amended and Restated Certificate be, and it hereby is, amended and restated to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 510,000,000 of which (i) 500,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:06 PM 06/07/2022
FILED 12:06 PM 06/07/2022
SR 20222641626 - File Number 7983283

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer this 7th day of June, 2022.

CLARUS THERAPEUTICS HOLDINGS, INC.

By:	/s/ Robert E. Dudley
Robert E. Dudley
Chief Executive Officer